PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: Russell Castronovo Director of Global Communications (831) 458-7598

Plantronics Announces 7,000,000 Share Repurchase Authorization

Santa Cruz, CA-May 3, 2011 - Plantronics, Inc. (NYSE: PLT) today announced that its Board of Directors has authorized the repurchase of up to 7,000,000 shares of Plantronics' outstanding common stock. Under the repurchase program, we will, from time to time, purchase shares of our common stock, depending upon market conditions, in open market or privately negotiated transactions including accelerated stock repurchase programs.

The 7,000,000 share authorization is the largest in Plantronics' history.  In fiscal year 2011, we have repurchased approximately 3.3 million shares of our common stock in the open market through four separate repurchase programs, returning over $100 million to our stockholders.  In the past three fiscal years, we have repurchased approximately 6.3 million shares, returning $173 million to our stockholders.

“Our philosophy has been to return to our stockholders cash in excess of our operating needs, and stock repurchase programs are an excellent means of executing on this philosophy,” stated Ken Kannappan, President & CEO. “Our management team and Board of Directors have a strong conviction in our growth prospects, business model and cash flow generation capability, and believe that the stock represents an attractive value relative to our future outlook. We are thus substantially increasing our commitment to repurchase our stock.”

“We expect to enter into a revolving line of credit on attractive terms to augment our financial flexibility as we execute this significant stock repurchase program,” stated Barbara Scherer, Senior Vice President and Chief Financial Officer of Plantronics.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that the Company will generate future cash flow, repurchase of Company stock constitutes an opportunity to increase stockholder value, cash on hand and future cash flows should provide sufficient liquidity to support another share repurchase program, and the repurchase of our stock represents an attractive investment.  There are important factors that could cause actual results to differ materially from those anticipated by any such statements.  These risks include, but are not limited to:  (1) failure to achieve the anticipated levels of cash generation due to lower sales, increased costs, higher inventories, slow collection of accounts receivable or other factors including increased competition and negative macro economic conditions; (2) increases in the yield which could be obtained from alternative investment of the funds used to repurchase stock;  and (3) an increased need for cash reserves beyond the levels presently anticipated, as well as other matters discussed in this press release that are not purely historical data.  Plantronics does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.

For more information concerning these and other possible risks, please refer to the Company's Annual Report on Form 10-K filed June 1, 2010, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About Plantronics

Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for 50 years, creating innovative products that allow people to simply communicate. From Unified Communication solutions to Bluetooth headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics, the logo design, and Clarity are trademarks or registered trademarks of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098